(LOGO) ARTHUR ANDERSEN LLP

Report of Independent Public Accountants

To the Board of Directors of Star Bank, N.A.:

       We have examined management's assertion about Star Bank, N.A.'s compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) and that Star Bank, N.A. had in effect a fidelity bond and errors and omissions policy in the amounts of $25,000,000 and $5,000,000, respectively, for the period January 1, 1998 to February 28, 1998, $25,000,000 and $10,000,000, respectively, for the period March 1, 1998 to November 19, 1998, and $50,000,000 and $25,000,000, respectively, for the period November 20, 1998 to December 31, 1998, included in the accompanying Statement of Management's Assertion Regarding Compliance with Servicing Standards of the Uniform Single Attestation Program for Mortgage Bankers. Management is responsible for Star Bank, N.A.'s compliance with those minimum servicing standards and for maintaining a fidelity bond and errors and omissions policy. Our responsibility is to express an opinion on management's assertion about the entity's compliance with the minimum servicing standards and maintenance of a fidelity bond and errors and omissions policy based on our examination.

        Our examination was made in accordance with the standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Star Bank, N.A.'s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Star Bank, N.A.'s compliance with the minimum servicing standards.

        In our opinion, management's assertion that Star Bank, N.A. complied with the aforementioned minimum servicing standards and that Star Bank, N.A. had in effect a fidelity bond and errors and omissions policy in the amounts of $25,000,000 and $5,000,000, respectively, for the period January 1, 1998 to February 28, 1998, $25,000,000 and $10,000,000, respectively, for the period March 1, 1998 to November 19, 1998, and $50,000,000 and $25,000,000,
respectively, for the period November 20, 1998 to December 31, 1998, is fairly stated, in all material respects.

Arthur Andersen
Cincinnati, Ohio,
March 26, 1999